                                   EXHIBIT 10

                             STOCK OPTION AGREEMENT

        This Stock Option Agreement ("Agreement"), dated as of September 9, 1999, is between MOUNTAIN WEST BANK ("Mountain West"), an Idaho banking corporation, and GLACIER BANCORP, INC. ("Glacier"), a Delaware business corporation.

        Mountain West and Glacier have executed a Plan and Agreement of Merger ("Merger Agreement"), of even date with this Agreement, which would result in the merger of Mountain West with a newly formed bank subsidiary of Glacier.

        By negotiating and executing the Merger Agreement and by taking actions necessary or appropriate to effect the transactions contemplated by the Merger Agreement, Glacier has incurred and will incur substantial direct and indirect costs (including, without limitation, the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

        THEREFORE, in consideration of the promises set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement, Mountain West irrevocably grants an option ("Option") to Glacier to purchase an aggregate of 206,326 authorized but unissued shares of Mountain West's Common Stock, no par value ("Common Stock") (which if issued, and assuming exercise of outstanding options to acquire the Common Stock, would represent approximately 19.9% of total stock issued and outstanding), at a per share price of $21 ("Option Price"), which was the estimated fair market value of the Common Stock at June 30, 1999.

2.      Exercise of Option. Subject to the provisions of this Section 2 and of
        Section 130 of this Agreement, this Option may be exercised by Glacier or any transferee as set forth in Section 5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

        (a) Mountain West or its board of directors enters into an agreement or recommends to Mountain West shareholders an agreement (other than the Merger Agreement) under which any entity, person or group (collectively "Person"), within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), would: (1) merge or consolidate with, acquire 51% or more of the assets or liabilities of, or enter into any similar transaction with Mountain West, or (2) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of Mountain West's voting shares of Mountain West;

        (b) any Person (other than Glacier or any of its subsidiaries and other than any Person owning as of the date of this Agreement 10% or more of the voting shares of Mountain West) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 10% or more of the voting shares of Mountain West (the term "beneficial ownership" for purposes of this Agreement has the meaning set forth in
                Section 13(d) of the Exchange Act, and the regulations promulgated under the Exchange Act); notwithstanding the foregoing, the Option will not be exercisable in the circumstances described above in this subsection (b) if a Person acquires the beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 10% or more, but less than 25%, of the voting shares of Mountain West and the transaction does not result in, and is not presumed to constitute, "control" as defined under Section 7(j) of the Federal Deposit Insurance Act or 12 CFR Part 303.4;

        (c) failure of the board of directors of Mountain West to recommend, or withdrawal by the board of directors of a prior recommendation of, the Merger to the shareholders; or

        (d) failure of the shareholders to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than Glacier or a subsidiary of Glacier) announces publicly or communicates, in writing, to Mountain West a proposal to (1) acquire Mountain West (by merger, consolidation, the purchase of 51% or more of its assets or liabilities or any other similar transaction), (2) purchase or otherwise acquire securities representing 25% or more of the voting shares of Mountain West or (3) change the composition of the board of directors of Mountain West.

        It is understood and agreed that the Option will become exercisable on the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of Mountain West complying with its fiduciary duties.

        Notwithstanding the foregoing, the Option may not be exercised if either
        (1) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (2) at the time of exercise, Glacier is failing in any material respect to perform or observe its covenants or conditions under the Merger Agreement, unless the reason for such failure is that Mountain West is failing to perform or observe its covenants or conditions under the Merger Agreement.

        3. Notice, Time and Place of Exercise. Each time that Glacier or any transferee wishes to exercise any portion of the Option, Glacier or such transferee will give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date may not be later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during this ten-day period, the date for the closing of such exercise will be within five days following the cessation of the restriction on consummation.

4. Payment and Delivery of Certificate(s). At any closing for an exercise of the Option or any portion thereof, (a) Glacier and Mountain West will each deliver to the other certificates as to the accuracy, as of the closing date, of their respective representations and warranties under this Agreement, (b) Glacier or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of Mountain West, and (c) Mountain West will deliver to Glacier or the transferees a certificate or certificates representing the shares so purchased.

5. Transferability of the Option and Option Shares. Before the Option, or a portion of the Option, becomes exercisable in accordance with the provisions of Section 2 of this Agreement, neither the Option nor any portion of the Option will be transferable. If any of the events or circumstances set forth in Sections 20 through 0 above occur, Glacier may freely transfer, subject to applicable federal and state securities laws, the Option or any portion of the Option, or any of the Option Shares.

        For purposes of this Agreement, a merger or consolidation of Glacier (whether or not Glacier is the surviving entity) or an acquisition of Glacier will not be deemed a transfer.

6. Representations, Warranties and Covenants of Mountain West. Mountain West represents and warrants to Glacier as follows:

        (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Mountain West, has been duly executed by a duly authorized officer of Mountain West and constitutes a valid and binding obligation of Mountain West. No shareholder approval by Mountain West shareholders is required by applicable law or otherwise before the exercise of the Option in whole or in part.

        (b) Option Shares. Mountain West has taken all necessary corporate and other action to authorize and reserve and to permit it to issue and, at all times from the date of this Agreement to such time as the obligation to deliver shares under this Agreement terminates, will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion of the Option, the Option Shares (subject to adjustment, as provided in Section 8 below), all of which, upon issuance under this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of Mountain West.

        (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of Mountain West or any agreement, instrument, judgment, decree, law, rule or order applicable to Mountain West or any subsidiary of Mountain West or to which Mountain West or any such subsidiary is a party.

        (d) Notification of Record Date. At any time from and after the date of this Agreement until the Option is no longer exercisable, Mountain West will give Glacier or any transferee 30 days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

7. Representations, Warranties and Covenants of Glacier. Glacier represents and warrants to Mountain West as follows:

        (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Glacier, has been duly executed by a duly authorized officer of Glacier and constitutes a valid and binding obligation of Glacier.

        (b) Transfers of Common Stock. No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

        (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the certificate of incorporation or bylaws of Glacier or any agreement, instrument, judgment, decree, law, rule or order applicable to Glacier or any subsidiary of Glacier or to which Glacier or any such subsidiary is a party.

8. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock will be appropriately adjusted. If, before the Option terminates or is exercised, Mountain West is acquired by another party, consolidates with or merges into another corporation or liquidates, Glacier or any transferee will thereafter receive, upon exercise of the Option, the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger or liquidation, and Mountain West will take all steps in connection with such acquisition, consolidation, merger or liquidation as may be necessary to assure that the provisions of this agreement will thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

9. Nonassignability. This Agreement binds and inures to the benefit of the parties and their successors. This Agreement is not assignable by either party, but Glacier may transfer the Option, the Option Shares or any portion of the Option or Option Shares in accordance with Section 5. A merger or consolidation of Glacier (whether or not Glacier is the surviving entity) or an acquisition of Glacier will not be deemed an assignment or transfer.

10. Regulatory Restrictions. Mountain West will use its best efforts to obtain or to cooperate with Glacier or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by Glacier or any transferee.

11. Remedies. Mountain West agrees that if for any reason Glacier or any transferee will have exercised its rights under this Agreement and Mountain West will have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which Mountain West is bound, then Glacier or any transferee will be entitled to specific performance and injunctive and other equitable relief. Glacier agrees that if it fails to perform any of its obligations under this Agreement, then Mountain West will be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that Mountain West or Glacier or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

12. No Rights as Shareholder. This Option, before it is exercised, will not entitle its holder to any rights as a shareholder of Mountain West at law or in equity. Specifically, this Option, before it is exercised, will not entitle the holder to vote on any matter presented to the shareholders of Mountain West or, except as provided in this Agreement, to any notice of any meetings of shareholders or any other proceedings of Mountain West.

13.     Miscellaneous.

        (a) Termination. This Agreement and the Option, to the extent not previously exercised, will terminate upon the earliest of (1) April 30, 2000; (2) the mutual agreement of the parties to this Agreement; (3) 31 days after the date on which any application for regulatory approval for the Merger has been denied, but if before the expiration of the 31-day period, Mountain West or Glacier is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the earlier of (i) April 30, 2000, or (ii) 31 days after the completion of the litigation and appeal procedure; (4) the 30th day following the termination of the Merger Agreement for any reason other than a material noncompliance or default by Glacier with respect to its obligations under it; or (5) the date of termination of the Merger Agreement if the termination is due to a material noncompliance or default by Glacier with respect to its obligations under it; but if the Option has been exercised, in whole or in part, before the termination of this Agreement, then the exercise will close under Section 4 of this Agreement, even though that closing date is after the termination of this Agreement; and if the Option is sold before the termination of this Agreement, the Option may be exercised by the transferee at any time within 31 days after the date of termination even though such exercise or the closing of such exercise occurs after the termination of this Agreement.

        (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties.

        (c) Severability of Terms. Any provision of this Agreement that is invalid, illegal or unenforceable is ineffective only to the extent of the invalidity, illegality or unenforceability without affecting in any way the remaining provisions or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of Glacier or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, Glacier or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

        (d) Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and must be given (and will be deemed to have been duly received if so given) by delivery, by cable, telecopies or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the addresses below, or to such other address as either party may furnish to the other in writing. Change of address notices will be effective upon receipt.

                If to Mountain West to:

                             Mountain West Bank
                             P.O. Box 1059
                             125 Ironwood Drive
                             Coeur d'Alene, ID  83816
                             Attn: Jon W. Hippler

                With a copy to:

                             Wayne Sweney, Esq.
                             Lukins & Annis, P.S.
                             250 NW Boulevard, Suite 102
                             Coeur d'Alene, ID  83814

                If to Glacier, to:

                             Glacier Bancorp, Inc.
                             49 Commons Loop
                             Kalispell, MT  59901
                             Attn:  Michael J. Blodnick

                With a copy to:

                             Stephen M. Klein, Esq.
                             Graham & Dunn, P.C.
                             1420 Fifth Avenue, 33rd Floor
                             Seattle, WA  98101-2390

        (e) Governing Law. The parties intend this Agreement and the Option, in all respects, including all matters of construction, validity and performance, to be governed by the laws of the State of Montana, without giving effect to conflicts of law principles.

        (f) Counterparts. This Agreement may be executed in several counterparts, each of which is an original, and all of which together constitute one and the same agreement.

        (g) Effects of Headings. The section headings in this Agreement are for convenience only and do not affect the meaning of its provisions.

                        [SIGNATURES APPEAR ON NEXT PAGE]

Dated September 9, 1999:

                                            GLACIER BANCORP, INC.

                                            BY /s/ Michael J. Blodnick
                                               ---------------------------------
                                            Michael J. Blodnick
                                            Its: President and CEO

                                            MOUNTAIN WEST BANK

                                            By   /s/ Jon W. Hippler
                                               ---------------------------------
                                            Jon W. Hippler
                                            Its: President and CEO